Exhibit (c)



                                    SPECIMEN

Certificate No.                                              ____________ Shares

                        CREDIT SUISSE TARGET RETURN FUND

               Class _ Series of Credit Suisse Target Return Fund
                           a Delaware Statutory Trust
            Shares of Beneficial Interest (par value $.001 per share)

                  THIS CERTIFIES THAT ______________ is the holder of fully paid and non-assessable Class _ shares of beneficial interest (par value $.001 per share) of Credit Suisse Target Return Fund (the "Company"), transferable only on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent of the Company.

                  The registered holder of this Certificate is entitled to all the rights, interest and privileges of a shareholder as provided by the Trust Instrument and Bylaws of the Company as from time to time amended, which are incorporated by reference herein. In particular the shares represented by this Certificate are transferable by the holder, in person or by his or her duly authorized attorney, but only on surrender of this Certificate properly endorsed and when the transfer is made on the books of the Company.

                  The Trust Instrument provides that the trustees may create and issue a number of series of shares, in which case the shares of each series would participate equally in the earnings, dividends and assets of the particular series.

                  Any shareholder desiring to dispose of his or her shares may deposit his Certificate duly endorsed in blank or accompanied by an instrument of transfer executed in blank at the office of the transfer agent of the Company, together with an irrevocable offer in writing to sell the shares represented thereby at the net asset value thereof and the trustees will thereafter purchase said shares for cash (except as described in the current prospectus and statement of additional information of the Company) at net asset value. The computation of net asset value, the limitations upon the date of payment and provisions dealing with suspension of the right of redemption in certain emergencies are fully described in said Trust Instrument and Bylaws as from time to time amended. See the current prospectus and statement of additional information of the Company for further information concerning repurchases of shares by the Company.

                  IN WITNESS WHEREOF, the said Company has caused this Certificate to be signed by its duly authorized officers.

Dated:
          -------------------------------------------


-----------------------------------------------------
Chief Executive Officer

-----------------------------------------------------
Treasurer

                             Countersigned:

                             STATE STREET BANK AND TRUST COMPANY, TRANSFER AGENT

                             By: -----------------------------------------------

                                  Assignment

                  For Value Received ___________ hereby sells, assigns and transfers unto ____________ Shares of the within-named Company represented by the within Certificate and does hereby irrevocably constitute and appoint ________________ to transfer the said Shares on the books of the within-named Company with full power of substitution in the premises.

Dated:
          -------------------------------------------


-----------------------------------------------------
SIGNATURE GUARANTEED BY:

-----------------------------------------------------
    (Signature must be guaranteed by
    a shareholder servicing agent
    of the Company.)